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                                                                    Exhibit 11.0


                        OCTEL COMMUNICATIONS CORPORATION
                                AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 FISCAL YEAR ENDED JUNE 30,
                                                                         -----------------------------------------
                                                                          1994             1993             1992
                                                                         -------          -------          -------
 PRIMARY NET INCOME PER SHARE
 Net income  . . . . . . . . . . . . . . . . . . . . . . . . . .         $13,543          $29,567          $26,383
                                                                         =======          =======          =======

 Weighted average shares outstanding . . . . . . . . . . . . . .          23,609           23,242           22,534
 Dilutive effect of outstanding stock options (as determined by
   the application of the treasury stock method) . . . . . . . .           1,487            1,627            1,890
                                                                         -------          -------          -------
                                                                          25,096           24,869           24,424
                                                                         =======          =======          =======
 Primary net income per share  . . . . . . . . . . . . . . . . .         $   .54          $  1.19          $  1.08
                                                                         =======          =======          =======

 FULLY DILUTED NET INCOME PER SHARE*
 Net income  . . . . . . . . . . . . . . . . . . . . . . . . . .         $13,543          $29,567          $26,383
                                                                         =======          =======          =======
 Weighted average shares outstanding . . . . . . . . . . . . . .          23,609           23,242           22,534
 Dilutive effect of outstanding stock options (as determined by            1,495            1,634            1,890
   the application of the treasury stock method) . . . . . . . .           1,495            1,634            1,890
                                                                         -------          -------          -------
                                                                          25,104           24,876           24,424
                                                                         =======          =======          =======
 Fully diluted net income per common share . . . . . . . . . . .         $   .54          $  1.19          $  1.08
                                                                         =======          =======          =======

__________________
* This computation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required for all periods under APB Opinion No. 15 because it results in dilution of less than three percent.